CONSULTING AGREEMENT

         THIS CONSULTING AGREEMENT (this "Agreement") is entered into as of June 29, 2001, by and between Glenn Fisher Entertainment Corporation, a California corporation (the "Company"), and Glenn Fisher, a California resident ("Consultant").

                                    Recitals

         A. The Company is engaged in the business of creating, producing and distributing syndicated radio programs and services and affiliating radio stations and providing related products and services in connection therewith (the "Company Business").

         B. Concurrently with the execution and delivery of this Agreement, NBG Radio Network, Inc., a Nevada corporation ("Buyer"), is purchasing from Consultant all of the issued shares of stock of the Company, pursuant to a Stock Purchase Agreement dated October 6, 2000, as amended by the First Amendment to Stock Purchase Agreement dated October 25, 2000, Letter Agreement executed February 14, 2001, Letter Agreement executed March 20, 2001, the Second Amendment to Stock Purchase Agreement dated March 30, 2001, the Third Amendment to Stock Purchase Agreement dated May 23, 2001, the Fourth Amendment to the Stock Purchase Agreement dated June 15, 2001, the Fifth Amendment to the Stock Purchase Agreement dated June 22, 2001, and the Sixth Amendment to the Stock Purchase Agreement dated June 29, 2001 (the "Purchase Agreement"), by and among Buyer, the Company and Consultant. The execution and delivery of this Agreement is a condition precedent to the performance of Buyer's obligations under the Purchase Agreement.

         C. Buyer and the Company desire to engage Consultant as an independent contractor for the Company, and Consultant wishes to accept such engagement, upon the terms and conditions set forth in this Agreement.

         Accordingly, the parties agree as follows:

                                    Agreement

1.       Engagement.

         1.1 Term. The Company agrees to engage Consultant for a term commencing as of the date of this Agreement and continuing until the third anniversary of the date of this Agreement, unless earlier terminated in accordance with Section 4.

         1.2 Services. Consultant agrees to provide the Company with consulting services, which shall generally consist of creating, producing, and distributing syndicated radio programs and services and affiliating radio stations on behalf of the Company and its affiliates on an exclusive basis as an independent contractor, provided, that Consultant may participate, either directly or indirectly, in a business that does not compete with the Buyer's or the Company's business. With Consultant's consent, Consultant shall perform such specific services and shall exercise such specific authority as may be assigned to Consultant from time to time by the executive officers of the Company.

         1.3 Time and Place of Performance. Consultant shall provide 44 weeks of service on a calendar basis, of which 40 weeks of Consultant's services shall be performed in Santa Cruz, California and 4 weeks of Seller's services shall be performed in such other places to be determined in the sole discretion of Consultant. During such periods, Consultant shall be available to devote no fewer than seven hours per day to the performance of his services under this Agreement.

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         1.4 Status of Consultant. Consultant shall act as an independent contractor, and not as an employee of the Company. The Company shall not exercise direction or control over Consultant in the performance of Consultant's services under this Agreement. Subject to the terms of this Agreement, Consultant shall determine the method, details, personnel and means of performing the Consultant's services under this Agreement. Consultant shall be responsible for the withholding and payment of any and all federal, state, local or other tax payable in respect of this Agreement. The Company shall provide no insurance covering Consultant or Consultant's activities, and Consultant shall provide whatever insurance Consultant believes to be necessary under the circumstances.

         1.5 No Conflict. Consultant represents and warrants that the execution and delivery by Consultant of this Agreement (and the performance of Consultant's obligations under this Agreement) do not and will not (a) conflict with or result in a breach of the terms, conditions or provisions of, (b) constitute a default under, (c) result in a violation of, or (d) require any authorization, consent, approval, exemption, or other action by or notice to any court or administrative or governmental body pursuant to any law, statute, rule, or regulation to which Consultant is subject or any agreement, document, instrument, order, judgment, or decree to which Consultant is subject.

2.       Consulting Fees.

         2.1 Consulting Fee. In consideration of all services to be rendered by Consultant to the Company, the Company shall pay to Consultant a consulting fee of $200,000 per year, payable in equal monthly installments of $16,667.67 due on the first day of each month. If said payment is not received within 5 business days thereafter, Consultant shall be entitled to terminate this Agreement if Company fails to make the required payment within 5 business days of written demand by Consultant.

         2.2 Expenses. Consultant shall be entitled to reimbursement from the Company for reasonable expenses necessarily incurred by Consultant in the performance of Consultant's services under this Agreement, on presentation of vouchers indicating in reasonable detail the amount and business purpose of each such expense and on compliance with the other requirements of the Company's expense reimbursement policy.

3.       Noncompetition; Confidentiality; Inventions.

         3.1 Noncompetition and Nonsolicitation. To the fullest extent allowed by applicable law, for the period commencing on the date of this Agreement and ending on the date of termination of this Agreement, Consultant covenants and agrees as follows:

                  3.1.1 Consultant shall not directly or indirectly engage, within the United States of America, Canada or Mexico, in the Company Business or in any other business that competes with a business conducted by the Company or Buyer. For purposes of this section, Consultant shall be deemed to be indirectly engaged in a business if Consultant owns an interest in or participates in the management, operation, or control (except as a shareholder of publicly traded common stock) of any sole proprietorship, partnership, limited liability company, corporation, trust, association, or other form of entity or association (individually, an "Enterprise") that is engaged in a business covered by this section.

                  3.1.2 Consultant shall not directly or indirectly, for the benefit of Consultant or any other person or Enterprise, (a) solicit any business whatsoever from any customer, supplier, vendor or contractor of the Company or Buyer, (b) induce or cause any customer to cease purchasing any service or product from the Company or Buyer or to terminate or change such customer's business relationship with the Company or Buyer in any manner, or (c) induce or cause any supplier, vendor or contractor to cease


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providing or selling any service or product to the Company or Buyer or to terminate or change such supplier's business relationship with the Company or Buyer in any manner. The foregoing customers, suppliers, vendors and contractors shall include all prospective customers, suppliers, vendors and contractors with whom Consultant, the Company or Buyer solicited business or entered into a business relationship within the 24 months immediately preceding the date of the Purchase Agreement.

                  3.1.3 Consultant shall not directly or indirectly, for the benefit of Consultant or any other person or Enterprise, (a) induce or solicit any person who is then employed by the Company or Buyer or has been employed by the Company or Buyer at any time during the one-year period preceding such inducement or solicitation, to leave his or her employment or other position with the Company or Buyer or to accept any other employment or position or (b) otherwise assist any person or Enterprise in hiring or otherwise engaging such person.

         3.2 Confidentiality. Consultant agrees that all Confidential Information (as defined below) is (a) the sole and exclusive property of the Company or Buyer, (b) considered trade secrets of the Company or Buyer, and (c) entitled to all protections provided by applicable law to trade secrets. Except with the prior written consent of the Company or Buyer, Consultant agrees during the term and after the termination of this Agreement to (1) hold the Confidential Information in the strictest confidence, (2) not disclose the Confidential Information to any person or Enterprise (except to other employees or consultants of the Company or Buyer on a "need-to-know" basis to the extent necessary for them to perform the duties of their employment or engagement with the Company), and (3) exercise the highest degree of care in safeguarding Confidential Information against loss, theft, or other inadvertent disclosure. During the term and after the termination of this Agreement, Consultant agrees not to use the Confidential Information in any manner except in connection with the performance of his services under this Agreement or except with the prior written consent of the Company or Buyer.

         As used in this Agreement "Confidential Information" means information disclosed to or acquired by the Consultant during the course of performing his duties set forth in this Agreement that is (a) proprietary information of Company or Buyer; (b) information marked or designated by Company or Buyer as confidential information and acknowledged by the Consultant as such; (c) information reasonably designated as confidential information which is known to Consultant as confidential, and, where reasonable, reduced by the Company to writing; or (d) information provided to Company by third parties which Company or Buyer is obligated to keep confidential. Confidential Information includes, but is not limited to: (1) business plans or strategies which are in effect or which have been formulated prior to the termination of this Agreement; (2) programs developed or in the process of being developed regardless of whether such programs have entered production during the term of this Agreement; (3) terms of any contracts or the proposed terms and status of any contract being negotiated; (4) nonpublic financial information including margins, budgets, forecasts, and projections; and (5) marketing plans developed or in the process of being developed prior to the termination of this Agreement. The Confidential Information shall include information in any form in which such information exists, whether oral, written, film, tape, computer disk, or other form of media. Confidential Information will not include (i) any information that is available in the public domain other than as a result of acts by Consultant in breach of this Agreement, (ii) any information which Consultant develops independently or had knowledge of prior to his engagement as a consultant under this Agreement, (iii) any information that Consultant is required to disclose by law or court order, or (iv) any information that the Company or Buyer would disclose in the ordinary course of its business.

         3.3 Inventions. Consultant agrees that all Inventions (as defined below) are works made-for-hire and shall be the sole property of the Company. Consultant will promptly and without request by the Company fully disclose to the Company in writing any Invention. Consultant will assign (and by this Agreement, hereby assigns) to the Company all of Consultant's rights to such Inventions, and to

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
applications for patents, trademarks, or copyrights in all countries and to patents, trademarks, and copyrights granted in all countries. Upon the request of the Company, at its expense, Consultant will apply for such United States or foreign patents or copyrights as the Company may deem desirable, and Consultant will do any and all acts necessary in connection with such applications for patents or copyrights, or assignments, in order to establish in the Company the entire right, title and interest in and to such patents or copyrights. If Consultant renders assistance to the Company under this section after termination of this Agreement, the Company shall pay a reasonable fee as determined by the Company for Consultant's time and expenses.

         As used in this Agreement, the term "Inventions" means discoveries, improvements and ideas (whether or not in writing or reduced to practice) and works of authorship, whether or not patentable, trademarkable, or copyrightable that occur during the Consultants performance of his duties under this Agreement. Inventions will not include any discoveries, improvements, or ideas that Consultant develops after the expiration of this Agreement.

         3.4 Return of Documents. Consultant agrees that all originals and copies of records, data, reports, documents, lists, plans, drawings, correspondence, memoranda, notes, and other materials related to or containing any Confidential Information or Inventions, in whatever form they exist, whether written, film, tape, computer disk, or other form of media, if in his possession or under his control at the expiration of this Agreement, shall be the sole and exclusive property of the Company or Buyer and shall be returned promptly to the Company or Buyer upon the termination of this Agreement or on the written request of the Company or Buyer.

         3.5 Reasonableness of Restrictions. Consultant acknowledges that the covenants set forth in this Agreement (a) do not impose unreasonable restrictions or work a hardship on Consultant, (b) are essential to the willingness of the Company to engage Consultant, (c) are necessary and fundamental to the protection of the business conducted by the Company and Buyer, and (d) are reasonable as to scope, duration, and territory.

         3.6 Injunction. Consultant agrees that it may be difficult to measure damage to the Company and Buyer from any breach by Consultant of Section 3 and that monetary damages may be an inadequate remedy for any such breach. Accordingly, Consultant agrees that if Consultant shall breach or take steps preliminary to breaching any provision of Section 3, the Company or Buyer shall be entitled, in addition to all other remedies it or they may have at law or in equity, to a restraining order, temporary and permanent injunctive relief, specific performance, or other appropriate equitable relief, without showing or proving that any actual damage has been sustained by the Company or Buyer.

         3.7 No Release. Consultant agrees that the termination of this Agreement will not release Consultant from any obligations under Sections 3.2, 3.3, 3.4, 3.5, and 3.6.

4.       Termination.

         4.1 Causes or Grounds for Termination of Agreement. This Agreement may be terminated as follows:

                  4.1.1 The Company may terminate this Agreement for any reason and without cause by giving 90 days' prior written notice to Consultant; provided, however, that the Company may pay to Consultant 90 days of the consulting fee in lieu of giving such notice.

                  4.1.2 The Company shall have the right to terminate this Agreement at any time, without notice and without payment of any consulting fees in lieu of notice, if Consultant has suffered a

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
disability as a result of illness, accident, or other cause and is unable to perform a substantial portion of Consultant's obligations under this Agreement for a total (consecutive or cumulative) of 60 days in any 12-month period after the date the disability commenced.

                  4.1.3 Consultant shall have the right to terminate this Agreement for any material breach of the Company's obligations under this Agreement if such breach is not cured within 5 business days' notice of it from Consultant to the Company (except as otherwise provided in Section 2.1).

                  4.1.4 This Agreement shall terminate automatically on Consultant's death.

         4.2 Effect of Termination. Upon the termination of this Agreement, Consultant (or Consultant's estate in the event of Consultants' death) shall receive Consultant's consulting fees prorated through the effective date of termination of this Agreement. Additionally, upon the termination of this Agreement, for any reason whatsoever, Consultant shall be released from his obligations as set forth in Section 3.1 and as further provided for Section 7.

         4.3 Right of First Refusal. Upon the termination of this Agreement for any reason, for the period commencing on the date of termination and ending on the third anniversary of the date of this Agreement, Consultant will provide the Company with prompt notice of any syndication, employment, hosting or similar agreement (each such, a "Syndication Agreement") pursuant to which Consultant agrees to provide services related to the creation, production, affiliation, syndication or distribution of radio programs and services to a third party. During such period, if Consultant enters into with or receives from a third party a firm, bona fide offer or commitment pursuant to which the third party will provide sales representation services, including resale or assignment of advertising inventory, in connection with or in any way related to any such Syndication Agreement, Consultant will provide the Company with prompt notice of the terms and conditions of the offer or commitment and the identity of the prospective third party (each, an "Offer Notice"). For a period of 30 days following the Company's receipt of an Offer Notice, the Company and/or the Buyer will have the right to enter into a sales representation agreement or similar agreement with Consultant on substantially the same terms and conditions set forth in the Offer Notice. If the Company and/or the Buyer exercises its rights under this Section, Consultant and the Company and/or the Buyer will promptly enter into a sales representation agreement or similar agreement, which will include substantially the same terms and conditions set forth in the Offer Notice and any additional or supplemental terms and conditions consistent with past practices between Consultant and the Company and/or the Buyer. If the Company and/or the Buyer fails to exercise its rights under this Section, Consultant may enter into with the party identified in the Offer Notice a sales representation agreement or similar agreement, the terms and conditions of which shall not vary substantially from those set forth in the Offer Notice. This
Section 4.3 and Section 6 shall survive termination of this Agreement. For purposes of this Section, the term "Consultant" will include any entity owned or controlled by Consultant.

5.       Indemnification.

         5.1 Consultant will indemnify and hold harmless Buyer, the Company, and their respective past, present and future affiliates, controlling persons, officers, directors, shareholders, employees, agents, representatives and their successors and assigns (collectively, the "Buyer Indemnified Persons") for, and will pay to the Buyer Indemnified Persons the amount of, any loss, liability, claim, damage (including incidental and consequential damages), expense (including costs of investigation and defense and reasonable attorneys' fees) or diminution of value, whether or not involving a third-party claim, arising, directly or indirectly, from or in connection with any breach by Consultant of any covenant or obligation of Consultant in this Agreement.

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         5.2 The Company will indemnify and hold harmless Consultant and his successors and assigns (collectively, the "Consultant Indemnified Persons") for, and will pay to the Consultant Indemnified Persons the amount of, any loss, liability, claim, damage (including incidental and consequential damages), expense (including costs of investigation and defense and reasonable attorneys' fees) or diminution of value, whether or not involving a third-party claim, arising, directly or indirectly, from or in connection with any breach by the Company of any covenant or obligation of the Company in this Agreement.

         5.3 The remedies provided in this Section 5 will not be exclusive of or limit any other remedies that may be available to the Buyer Indemnified Person or the Consultant Indemnified Persons. The parties agree that the termination of this Agreement shall not release the parties from any obligations under this
Section 5.

6.       Miscellaneous.

         6.1 Binding Effect. This Agreement shall be binding on and inure to the benefit of the parties and their respective heirs, personal representatives, successors and assigns.

         6.2 Assignment. Neither this Agreement nor any of the rights, interests, or obligations under this Agreement shall be assigned by any party without the prior written consent of the other parties; provided, however, the Company may assign this Agreement and any of its rights, interests, or obligations under this Agreement to any affiliate of the Company without the consent of Consultant upon five days' notice.

         6.3 No Third-Party Beneficiaries. Except as expressly provided in this Agreement, nothing in this Agreement, express or implied, is intended or shall be construed to confer on any person, other than the parties to this Agreement, any right, remedy, or claim under or with respect to this Agreement.

         6.4 Notices. All notices and other communications under this Agreement must be in writing and shall be deemed to have been given if delivered personally, sent by facsimile (with confirmation), mailed by certified mail, or delivered by an overnight delivery service (with confirmation) to the parties to the following addresses or facsimile numbers (or at such other address or facsimile number as a party may designate by like notice to the other parties):

             If to the Company:        Glenn Fisher Entertainment Corporation
                                       c/o NBG Radio Network, Inc.
                                       The Cascade Building
                                       520 SW Sixth Avenue
                                       Portland, Oregon  97204
                                       Facsimile: (503) 802-4625
                                       Attention:  JJ Brumfield

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             With a copy to:           Schwabe Williamson & Wyatt, P.C.
                                       1211 SW Fifth Avenue
                                       Suite 1800, Pacwest Center
                                       Portland, Oregon  97204
                                       Facsimile:  (503) 796-2900
                                       Attention:  Carmen M. Calzacorta

             If to Consultant:         Glenn Fisher
                                       406C Mission Street
                                       Santa Cruz, California 95060
                                       Facsimile: (831) 420-1419

             With a copy to:           Jack L. Van Horne III
                                       65 North Dean Street
                                       Englewood, New Jersey 07631
                                       Facsimile: (201) 568-1348

         Any notice or other communication shall be deemed to be given (a) on the date of personal delivery, (b) at the expiration of the third day after the date of deposit in the United States mail, or (c) on the date of confirmed delivery by facsimile or overnight delivery service.

         6.5 Amendments. This Agreement may be amended only by an instrument in writing executed by all the parties.

         6.6 Construction. The captions used in this Agreement are provided for convenience only and shall not affect the meaning or interpretation of any provision of this Agreement. All references in this Agreement to "Section" or "Sections" without additional identification refer to the Section or Sections of this Agreement. All words used in this Agreement shall be construed to be of such gender or number as the circumstances require. Whenever the words "include" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." References to any person shall include the successors and assigns of such person.

         6.7 Counterparts. This Agreement may be executed in counterparts, each of which will be considered an original and all of which together will constitute one and the same agreement.

         6.8 Facsimile Signatures. Facsimile transmission of any signed original document will be the same as deliver of an original. As the request of a party, the non-requesting party will confirm facsimile transmitted signatures by signing an original document.

         6.9 Further Assurances. Each party agrees (a) to execute and deliver such other documents and (b) to do and perform such other acts and things, as any other party may reasonably request, in order to carry out the intent and accomplish the purposes of this Agreement.

         6.10 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California, without regard to conflict-of-laws principles.

         6.11 Attorney Fees. If any arbitration, suit, or action (including any proceeding brought under the United States Bankruptcy Code) is instituted to interpret or enforce the provisions of this Agreement, to rescind this Agreement, or otherwise with respect to the subject matter of this Agreement, the party prevailing on an issue shall be entitled to recover with respect to such issue, in addition to costs, reasonable attorney fees and other legal expenses incurred in preparation or in prosecution or defense of

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such arbitration, suit, or action as determined by the arbitrator or trial court, and if any appeal is taken from such decision, reasonable attorney fees as determined on appeal.

         6.12 Severability. If any provision of this Agreement shall be invalid or unenforceable in any respect for any reason, the validity and enforceability of any such provision in any other respect and of the remaining provisions of this Agreement shall not be in any way impaired.

         6.13 Entire Agreement. This Agreement (including the Purchase Agreement and any other agreements, documents and instruments referred to in this Agreement) constitutes the entire agreement and understanding of the parties with respect to the subject matter of this Agreement and supersedes all prior understandings and agreements, whether written or oral, among the parties with respect to such subject matter.

         6.14 Arbitration. Except for Section 3, any controversy or claim arising out of or relating to this Agreement, including, without limitation, the making, performance, or interpretation of this Agreement, shall be settled by arbitration. Unless otherwise agreed, the arbitration shall be conducted in Portland, Oregon and administered by the Arbitration Service of Portland in accordance with its then-current commercial arbitration rules. Unless otherwise agreed, the arbitration shall be held before a single arbitrator. The arbitrator shall be chosen from a panel of attorneys knowledgeable in the field of business law. If the arbitration is commenced, the parties agree to permit discovery proceedings of the type provided by the Federal Rules of Civil Procedure both in advance of, and during recesses of, the arbitration hearings. The parties agree that the arbitrator shall have no jurisdiction to consider evidence with respect to or render an award or judgment for punitive damages (or any other amount awarded for the purpose of imposing a penalty). The parties agree that all facts and other information relating to any arbitration arising under this Agreement shall be kept confidential to the fullest extent permitted by law. Any party may apply to any court of competent jurisdiction for a judgment or decree enforcing the arbitral award. The parties will advance jointly the arbitrators' fees and costs of arbitration. The arbitrators shall award fees as specified in Section
6.11 and may, in the arbitrators' discretion, award the prevailing party reimbursement for its share of the arbitral fees and costs advanced. Any party may, without inconsistency with this Agreement, seek from a court any interim or provisional relief that may be necessary to protect the rights or property of that party pending the selection of the arbitrators (or pending the arbitrators' determination of the merits of the controversy or claim).

         6.15 Waiver. Any provision or condition of this Agreement may be waived at any time, in writing, by the party entitled to the benefit of such provision or condition. Waiver of any breach of any provision shall not be a waiver of any succeeding breach of the provision or a waiver of the provision itself or any other provision.

7.  Post Termination of Agreement.

         The parties acknowledge and agree that after the termination of this Agreement, either by it expiring according to its three year term, or prior thereto, in accordance with the provisions of Sections 4.1.1, 4.1.2, or 4.1.3 this Agreement, Consultant shall be free to engage in the Company Business or in any other business that competes with a business conducted by the Company or Buyer, either directly or indirectly, within the United States, Canada, Mexico or anywhere else in the world, without restrictions of any nature whatsoever.

                            [SIGNATURE PAGE FOLLOWS]


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         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

THE COMPANY:                                   CONSULTANT:

GLENN FISHER ENTERTAINMENT CORPORATION

                                               /s/ Glenn Fisher
                                               ---------------------------
                                               Glenn Fisher, individually
By:      /s/ John A. Holmes
         ---------------------------
Name:    John A. Holmes
Title:   President










































9 - CONSULTING AGREEMENT